UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2011
THE CORPORATE EXECUTIVE BOARD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-34849	52-2056410

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 North Lynn Street, Arlington, Virginia	22209

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (571) 303-3000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 16, 2011, The Corporate Executive Board Company (the “Company”), together with certain of its subsidiaries acting as guarantors, entered into a $100 million five-year senior unsecured, revolving credit facility (the “Credit Facility”) with certain lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent. The Credit Facility contains letter of credit and swing line loan sub-facilities and has a maturity date of March 16, 2016.
The Credit Facility is available for working capital and general corporate purposes. Under the terms of the Credit Facility, the Company has the right, from time to time, to increase the aggregate revolving commitments from $100 million up to a maximum $150 million upon at least 5 business days prior written notice to the Administrative Agent, subject to certain limitations set forth in the Credit Facility, including the absence of a default under the Credit Facility. As of the date of this Current Report, the Company has issued letters of credit under the Credit Facility in an aggregate amount of $6.4 million and has otherwise not borrowed under the Credit Facility.
Borrowings under the Credit Facility bear interest at rates based on the ratio of the Company’s and its subsidiaries consolidated indebtedness to the Company’s and its subsidiaries consolidated EBITDA for applicable periods specified in the Credit Facility (the “Consolidated Leverage Ratio”). Such rates are tied to the highest of the federal funds rate, Bank of America’s prime rate and LIBOR, or to LIBOR, depending on the type of loan.
The Company must pay the Administrative Agent a quarterly commitment fee based upon the amount by which the aggregate revolving commitments exceed the outstanding loans and obligations of the Company under the Credit Facility. Additionally, the Company must pay the lenders certain letter of credit fees based upon the daily amount available to be drawn under such letters of credit. The commitment fee and certain of the letter of credit fees vary based on the Consolidated Leverage Ratio.
The Credit Facility also contains customary financial and other covenants, including: limitations on the ability of the Company and its subsidiaries to incur debt or liens or make certain investments and restricted payments, a requirement to maintain certain leverage and interest coverage ratios, and certain restrictions on the sale of assets and capital expenditures. A violation of these covenants could result in the Company being prohibited from making certain restricted payments, including dividends, or cause a default under the Credit Facility, which would permit the participating lenders to restrict the Company’s ability to access the Credit Facility and require the immediate repayment of any outstanding advances made under it.
The foregoing description of the Credit Facility and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Credit Facility has been included as an exhibit to this Current Report on Form 8-K to provide you with information regarding its terms. The Credit Facility contains representations and warranties that the parties thereto made to the other parties thereto as of specific dates. The assertions embodied in the representations and warranties in the Credit Facility were made solely for purposes of the contract among the respective parties, and each may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk among the parties rather than establishing matters as facts.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 7.01. Regulation FD Disclosure.
On March 18, 2011, the Company issued a press release announcing its entry into the Credit Facility as described above under Item 1.01. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibit.
(d) Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of March 16, 2011, by and among The Corporate Executive Board Company, the Guarantors party thereto, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

99.1	The Corporate Executive Board Company’s press release, dated March 18, 2011, announcing its entry into the credit facility.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Corporate Executive Board Company (Registrant)

Date: March 18, 2011
	By:	/s/ Richard S. Lindahl
Richard S. Lindahl
Chief Financial Officer